Exhibit 99.1

Financial News Release

For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1771	Tel: (503) 454-1770
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

Conference Call at 2 p.m. PDT, April 28, 2005 – Pixelworks will host a conference call at 2 p.m. PDT, April 28, 2005, which can be accessed at (719) 457-2699 and using pass code 5425461.  The conference call will also be available through a Web broadcast that can be accessed by visiting the Investor Relations section at www.pixelworks.com.  A replay of the conference call will be available through May 1, 2005, and can be accessed by calling (719) 457-0820 using pass code 5425461.  A replay of the Web broadcast will be available through May 28, 2005.

Pixelworks Reports First Quarter 2005 Financial Results

•                  Revenue of $40.3 million in the first quarter decreased 11% from $45.3 million in the first quarter of 2004, and increased 5% over $38.5 million in the previous quarter.

•                  Record advanced television revenue increased 13% sequentially and 36% year-over-year.

•                  GAAP net income in the first quarter was $836,000, or $0.02 per diluted share, pro forma* net income was $1.1 million, or $0.02 per diluted share.

*Pro forma gross profit, income before income taxes, and net income, which differs from gross profit, income before income taxes, and net income in accordance with accounting principles generally accepted in the United States of America (GAAP), excludes non-cash expenses for amortization of purchased developed technology, stock-based compensation and amortization of assembled workforce.  A schedule reconciling these amounts for the three months ended March 31, 2005 and 2004 is included in this news release.  Pixelworks’ management believes the presentation of these non-GAAP financial measures provides useful information to investors regarding Pixelworks’ results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing business performance. Pixelworks’ management also uses these non-GAAP financial measures internally to monitor performance of the business. Pixelworks, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

—more—

Tualatin, Ore., April 28, 2005 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, today announced financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $40.3 million, an 11 percent decrease from revenue of $45.3 million in the first quarter of 2004 and a 5 percent increase over revenue of $38.5 million in the fourth quarter of 2004.

Net income in accordance with generally accepted accounting principles (GAAP) in the first quarter of 2005 was $836,000, or $0.02 per diluted share, compared with net income of $6.6 million or $0.14 per diluted share, in the first quarter of 2004 and net income of $4.0 million, or $0.08 per diluted share, in the fourth quarter of 2004.  GAAP results include non-cash expenses for stock-based compensation, amortization of assembled workforce, and amortization of acquired developed technology which, together, totaled approximately $269,000 in the first quarter of 2005 and $417,000 in the first quarter of 2004 (excluded for pro forma reporting purposes).

Pro forma net income in the first quarter of 2005 was $1.1 million, or $0.02 per diluted share, which decreased from pro forma net income of $7.0 million, or $0.14 per diluted share in the first quarter of 2004 and pro forma net income of $4.3 million, or $0.09 per diluted share, in the fourth quarter of 2004.

“We were pleased that first quarter revenues came in above our January outlook as better than expected growth in advanced television and LCD monitor business more than offset a decline in projector revenues that was greater than we had forecasted,” said Allen Alley, President, CEO and Chairman of Pixelworks.  “We continue to believe the advanced television business will continue to grow as a percentage of our revenues and holds great promise for future growth.”

Business Outlook for Second Quarter 2005

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after March 31, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

The Company estimates net income per share in the second quarter of 2005 will be $0.00 to $0.02 on a GAAP basis and $0.01 to $0.03 on a pro forma basis, based on the following estimates:

•                  Revenue of $40.0 to $43.0 million. Revenue is highly dependent on a number of factors including, but not limited to, general economic conditions, timely new product introductions, the Company’s ability to secure additional design wins with customers, growth rates in the flat panel monitor, multimedia projector, and advanced television markets, levels of inventory at distributors and customers, and increased supply of products from the Company’s third party foundries.

•                  GAAP gross profit margin of 41.0 to 43.0 percent. Pro forma gross profit margin, which excludes an estimated $132,000 in non-cash expense for the amortization of acquired developed technology, of 41.3 to 43.3 percent. Gross profit margin may be higher or lower than expected due to many factors including, but not limited to, competitive pricing actions, changes in estimated product costs, revenue levels, and changes in estimated product mix.

•                  R&D and SG&A expenses, combined, of $17.0 to $17.5 million.

•                  Non-cash expenses for stock-based compensation and amortization of assembled workforce of approximately $125,000 (excluded for pro forma reporting purposes).

•                  Interest income of approximately $900,000.

•                  Effective tax rate of 22 to 26 percent of net income before income taxes on a pro forma basis and 24 to 28 percent of net income before taxes on a GAAP basis.  Both the pro forma and GAAP effective tax rates are subject to significant variation on an ongoing basis due to changes in the level of income before taxes, research and development tax credits, and other factors.

About Pixelworks, Inc.

Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images.  Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.

For more information, please visit the company’s Web site at www.pixelworks.com.

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Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.

Safe Harbor Statement

The statements by Allen Alley and the statements in the Business Outlook for Second Quarter 2005 above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including those described above and the following: business and economic conditions, changes in growth in the flat panel monitor, multimedia projector, and advanced television industries, changes in customer ordering patterns, competitive factors, such as rival chip architectures, pricing pressures, insufficient, excess or obsolete inventory and variations in inventory valuation, continued success in technological advances, shortages of manufacturing capacity from our third-party foundries, litigation involving antitrust and intellectual property, the non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. If the Company does update one or more forward-looking statements, investors and others should not conclude that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$40,261	$45,270
Cost of revenue (1)	23,343	21,883
Gross profit	16,918	23,387

Operating expenses:
Research and development	9,442	7,704
Selling, general and administrative	7,068	5,474
Stock-based compensation and amortization of assembled workforce	137	285
Total operating expenses	16,647	13,463
Income from operations	271	9,924

Interest income	1,715	236
Interest expense	(657)	(1)
Amortization of debt issuance costs	(177)	—
Interest income, net	881	235
Income before income taxes	1,152	10,159

Provision for income taxes	316	3,606

Net income	$836	$6,553

Net income per share:
Basic	$0.02	$0.14
Diluted	$0.02	$0.14

Weighted average shares outstanding:
Basic	46,969	46,320
Diluted	47,887	48,141

(1)          Includes amortization of acquired developed technology of $132 for each of the three months ended March 31, 2005 and 2004.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRO FORMA BASIS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$40,261	$45,270
Cost of revenue	23,211	21,751
Pro forma gross profit	17,050	23,519

Operating expenses:
Research and development	9,442	7,704
Selling, general and administrative	7,068	5,474
Total operating expenses	16,510	13,178
Pro forma income from operations	540	10,341

Interest income	1,715	236
Interest expense	(657)	(1)
Amortization of debt issuance costs	(177)	—
Interest income, net	881	235
Pro forma income before income taxes	1,421	10,576

Provision for income taxes	316	3,606

Pro forma net income	$1,105	$6,970

Pro forma net income per share:
Basic	$0.02	$0.15
Diluted	$0.02	$0.14

Weighted average shares outstanding:
Basic	46,969	46,320
Diluted	47,887	48,141

The above pro forma financial statements are presented for informational purposes only.  Our presentation of pro forma financial information excludes non-cash expenses resulting from acquisitions and the issuance of stock options, as well as unusual or infrequent expenses that are not directly attributable to our ongoing operations and are expected to be incurred over a limited period of time.  Because of these exclusions, our presentation is not in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, our presentation of pro forma financial information may not be consistent with that of other companies.

We believe that the exclusion of non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations, and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance.  Pro forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF GAAP TO PRO FORMA BASIS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended				Three Months Ended
	March 31, 2005				March 31, 2004
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma
Revenue	$40,261	$—		$40,261	$45,270	$—		$45,270
Cost of revenue	23,343	(132	)(1)	23,211	21,883	(132	)(1)	21,751
Gross profit	16,918	132		17,050	23,387	132		23,519

Operating expenses:
Research and development	9,442	—		9,442	7,704	—		7,704
Selling, general and administrative	7,068	—		7,068	5,474	—		5,474
Stock-based compensation and amortization of assembled workforce	137	(137	)(2)	—	285	(285	)(2)	—
Total operating expenses	16,647	(137)		16,510	13,463	(285)		13,178
Income from operations	271	269		540	9,924	417		10,341

Interest income	1,715	—		1,715	236	—		236
Interest expense	(657)	—		(657)	(1)	—		(1)
Amortization of debt issuance costs	(177)	—		(177)	—	—		—
Interest income, net	881	—		881	235	—		235
Income before income taxes	1,152	269		1,421	10,159	417		10,576

Provision for income taxes	316	—		316	3,606	—		3,606

Net income	$836	$269		$1,105	$6,553	$417		$6,970

Net income per share:
Basic	$0.02			$0.02	$0.14			$0.15
Diluted	$0.02			$0.02	$0.14			$0.14

Weighted average shares outstanding:
Basic	46,969			46,969	46,320			46,320
Diluted	47,887			47,887	48,141			48,141

(1)          Non-cash expenses for amortization of value assigned to an acquired company’s developed and other core technology at time of acquisition.

(2)          Non-cash expenses associated with certain stock options issued to employees prior to the Company’s Initial Public Offering and to employees of acquired companies.  Also includes non-cash expense associated with amortization of the intangible assembled workforce asset recorded in connection with the Jaldi Semiconductor asset acquisition.

PIXELWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$50,542	$32,585
Short-term marketable securities	166,073	160,213
Accounts receivable, net	15,205	14,605
Inventories, net	13,580	18,575
Prepaid expenses and other current assets	5,468	4,856
Total current assets	250,868	230,834

Long-term marketable securities	53,407	79,483
Property and equipment, net	12,243	12,444
Other assets, net	11,246	8,101
Debt issuance costs, net	4,310	4,483
Deferred tax assets, net	4,868	4,868
Acquired intangible assets, net	2,266	2,520
Goodwill	80,836	80,836
Total assets	$420,044	$423,569

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,861	$5,946
Accrued liabilities and current portion of long term-liabilities	11,712	12,842
Income taxes payable	853	2,393
Total current liabilities	17,426	21,181

Long-term liabilities	297	365
Long-term debt	150,000	150,000
Total liabilities	167,723	171,546

Shareholders’ equity	252,321	252,023
Total liabilities and shareholders’ equity	$420,044	$423,569